Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Airgain, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value	Rules 457(c) and 457(h)	279,576 (2)	$7.28	$2,035,314 (3)	$110.20 per $1,000,000	$224.30
Equity	Common stock, $0.0001 par value	457(h)	120,424 (4)	$7.60	$915,223 (5)	$110.20 per $1,000,000	$100.86
Total Offering Amounts							$325.16
Total Fee Offsets (6)							$0
Net Fee Due							$325.16

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminate number of additional shares of common stock of Airgain, Inc. (the “Registrant”) that may be issued pursuant to the Registrant’s 2021 Employment Inducement Incentive Award Plan (the “Plan”) as a result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2) Represents 279,576 shares of the Registrant’s common stock available for issuance pursuant to awards that may be granted under the Plan pursuant to the first amendment to the Plan.

(3) Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq Capital Market on November 10, 2022, which date is within five business days prior to filing this Registration Statement.

(4) Represents 120,424 shares of the Registrant’s common stock issuable pursuant to outstanding stock options granted under the Plan. To the extent such outstanding awards under the Plan are later forfeited or lapsed unexercised, the shares of common stock subject to such awards will be available for future issuance under the Plan.

(5) Calculated solely for the purposes of computing the amount of the registration fee with respect to the shares of the Registrant’s common stock issuable under the stock options outstanding under the Plan under Rule 457(h) of the Securities Act, on the basis of the weighted average exercise price of such outstanding options ($7.60).

(6) The Registrant does not have any fee offsets.